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                      AIG SUNAMERICA LIFE ASSURANCE COMPANY

                       MAXIMUM ANNIVERSARY VALUE OPTIONAL
                            DEATH BENEFIT ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

This Endorsement modifies the "DEATH PROVISIONS" in the Contract as set forth below.

                                ENDORSEMENT DATA

[MAXIMUM ANNIVERSARY VALUE   [Annual fee of [0% -1.50%] of the average daily
OPTIONAL DEATH BENEFIT       ending value of the assets attributable to the
CHARGE:]                     Accumulation Units of the Variable Portfolio(s) or
                             Subaccounts(s) to which Your Contract is allocated.
                             We deduct this charge daily. This charge is in
                             addition to other charges, fees and expenses
                             described in Your Contract.]

The following terms are added to the "DEFINITIONS" section of the Contract:

     "CONTINUATION DATE" - The date on which We receive, at Our Annuity Service
     Center: (a) the Spousal Beneficiary's written request to continue the Contract, and (b) Due Proof of Death of the Owner. If We receive (a) and
     (b) on different dates, the Continuation Date will be the later date.

     "REQUIRED DOCUMENTATION" - (a) Due Proof of Death that the Owner or the Spousal Beneficiary died before the Annuity Date; and (b) an election form specifying the payment option(s); and, (c) any other documentation We may require.

     "SPOUSAL BENEFICIARY" - The original deceased Owner's surviving spouse who is designated as the primary Beneficiary at the time of the Owner's death and may continue the Contract as the Owner on the Continuation Date.

     "WITHDRAWAL(S)" - Amount(s) withdrawn from the Contract Value.

Item 3 under the section titled "DEATH OF OWNER BEFORE THE ANNUITY DATE" in the Contract is modified as follows:

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     3.   If eligible, continue the Contract as a Spousal Beneficiary. On the
          Continuation Date, We will contribute to the Contract any amount by which the Death Benefit exceeds the Contract Value, calculated as of the Owner's date of death. This amount is not considered a Purchase Payment except in the calculations of certain death benefit components upon the death of the Spousal Beneficiary.

The "AMOUNT OF DEATH BENEFIT" provisions are modified as follows:

     WITHDRAWAL ADJUSTMENTS - The amount of the Death Benefit will be adjusted for Withdrawals as follows:

          (1) The amount of adjustment will be the amount of each Withdrawal, including any charges and fees applicable to such Withdrawal, if the current Contract Year's cumulative Withdrawals, including this Withdrawal, are taken prior to The Owner's [81st] birthday and are less than or equal to the Maximum Annual Withdrawal Amount, if applicable, as defined in Your Contract; or

          (2) The amount of adjustment will be a proportion of the Death Benefit equal to the proportion that each Withdrawal, including any charges and fees applicable to such Withdrawal, reduces the Contract Value, if the current Contract Year's cumulative Withdrawals, including this Withdrawal, are taken on and/or after Your [81st] birthday and/or are in excess of the Maximum Annual Withdrawal Amount as defined in Your Contract.

     MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT

     If the Owner was age [82 or younger] on the Contract Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greatest of:

          1. The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

          2. Purchase Payment(s) received prior to the Owner's [86th] birthday reduced by any Withdrawal Adjustments; or

          3. The Maximum Anniversary Value that is equal to the greatest anniversary value determined prior to the earlier of:

                    (a)  The Owner's [83rd] birthday; or

                    (b)  The Owner's date of death;

               plus Purchase Payment(s) received since that Contract anniversary, but prior to the Owner's [86th] birthday, and reduced by any Withdrawal Adjustments since that Contract anniversary.

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     If the Owner was at least age [83 but younger than age 86] on the Contract
     Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

          1. The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

          2.   The lesser of:

                    (a) Purchase Payment(s) received prior to the Owner's [86th] birthday reduced by any Withdrawal Adjustments; or

                    (b) [125% of] the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

     SPOUSAL BENEFICIARY CONTINUATION

     If the Spousal Beneficiary continues the Contract on the Continuation Date the Death Benefit payable upon the death of the Spousal Beneficiary will be as follows:

     If the Spousal Beneficiary was age [82 or younger] on the Continuation Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greatest of:

          1. The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

          2. The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date but prior to the Spousal Beneficiary's [86th] birthday and reduced by any Withdrawal Adjustments after the Continuation Date; or

          3. The Maximum Anniversary Value after the Continuation Date that is equal to the greatest anniversary value determined prior to the earlier of:

                    (a)  The Spousal Beneficiary's [83rd] birthday; or

                    (b)  The Spousal Beneficiary's date of death;

               plus Purchase Payment(s) received since that Contract anniversary, but prior to the Spousal Beneficiary's [86th] birthday and reduced by any Withdrawal Adjustments since that Contract anniversary.

     If the Spousal Beneficiary was at least age [83 but younger than age 86] on the Continuation Date, upon Our receipt of all Required Documentation at Our Annuity Service Center, We will calculate the Death Benefit and it will be the greater of:

          1. The Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center; or

          2.   The lesser of:

                    (a) The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date but prior to the Spousal Beneficiary's [86th] birthday and reduced by any Withdrawal Adjustments; or

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                    (b)  [125% of] the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

If the Spousal Beneficiary was age [86 or older] on the Continuation Date, the Death Benefit will be the Contract Value for the NYSE business day during which We receive all Required Documentation at Our Annuity Service Center.

Signed for the Company to be effective on the Contract Date.

AIG SUNAMERICA LIFE ASSURANCE COMPANY


/s/ Mallary L. Reznik                   /s/ Jana W. Greer
-------------------------------------   ----------------------------------------
MALLARY L. REZNIK                       JANA W. GREER
SENIOR VICE PRESIDENT                   PRESIDENT

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